Exhibit 3.1

Exhibit 3.2

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
DARWIN RESOURCES, INC.

First:     That the Board of Directors of Darwin Resources, Inc. (the "Corporation") by Unanimous Written Consent dated as of October 27, 2010, adopted resolutions setting forth proposed amendments to the Certificate of Incorporation of the Corporation as heretofore amended, declaring said amendments to be advisable and calling for the submission of such amendments to the stockholders of the Corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

Resolved, that the Certificate of Incorporation of the Corporation be amended by changing Article thereof numbered "1" so that, as amended, said Article shall be and read as follows:

ARTICLE I
NAME

The name of the Corporation shall be CLEAN SLATE, INC.

Resolved, that the that the Certificate of Incorporation of the Corporation be amended by changing Article thereof numbered "VI" so that, as amended to add the following first paragraph to said Article:

ARTICLE VI
CAPITAL STOCK

Each One Thousand (1,000) shares of Common Stock outstanding at 9:00 a.m. on the effective date, shall be deemed to be one (1) share of Common Stock of the Corporation, par value $0.000001 per share. There shall be no fractional shares. Odd lots shall be rounded up.

Second:     All the rest and remaining of the Articles of Incorporation, including the rest of Article VI, shall remain unchanged.

Third:     That pursuant to Section 228 of the General Corporation Law of the State of Delaware, a consent setting forth resolutions approving the amendments set forth above was signed by holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take action at a meeting at which all shares entitled to vote thereon were present and voted.

Fourth:     That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Fifth:      The effective date of this Amendment shall be December 3, 2010

By: /s/ RICHARD ASTROM
 (Authorized Officer)

Name: Richard Astrom